EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Air Lease Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-224828) on Form S-3 and (333-174708 and 333-195755) on Form S-8 of Air Lease Corporation of our reports dated February 22, 2021, with respect to the consolidated balance sheets of Air Lease Corporation and subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Air Lease Corporation and subsidiaries.

/s/ KPMG LLP

Los Angeles, California
February 22, 2021